For Immediate Release

Anthony Rodio named President of the

Atlantic City Hilton and Resorts Atlantic City

ATLANTIC CITY, NJ – May 3, 2006 – Nicholas L. Ribis, Vice Chairman, President and Chief Executive Officer of Resorts International Holdings, LLC announced the appointment of Anthony Rodio as Regional President of the Atlantic City Hilton and Resorts Atlantic City. Rodio will continue to serve as the Chief Gaming Executive of the Hilton.

“It was just under a year ago that Roger Wagner was named Executive Vice President and Chief Operating Officer of Resorts International Holdings, LLC. It has been Roger’s leadership that has contributed greatly to the continuous growth of our organization,” said Ribis. “During this same time period, Tony was named General Manager of the Atlantic City Hilton. Under Tony’s leadership, the Hilton has set the pace and led the market in growth in gross gaming revenue for three consecutive months and cumulatively for the first quarter of 2006. The Hilton has also seen a dramatic increase in profitability through March.”

Rodio commented on his new responsibilities at Resorts Atlantic City. He explained, “I worked at Resorts for seven years during the period that Merv Griffin owned the property. As I walk through Resorts, it’s great to see so many familiar faces. I know Resorts has unlimited potential and tremendous opportunities.

“My new role as Regional President will allow us to synergize the marketing efforts of both the Hilton and Resorts, thereby creating programs that will provide even greater benefits for our customers,” added Rodio.

Ribis also announced the appointments of Phil Juliano as Regional Senior Vice President of Marketing, Francis X. McCarthy, Jr. as Regional Senior Vice President of Finance and Administration, and Patricia Rocco as Regional Vice President of Human Resources. McCarthy will continue to serve as the Senior Vice President and Chief Gaming Executive at Resorts Atlantic City.

Resorts Atlantic City, The Atlantic City Hilton, Resorts East Chicago, Resorts Tunica, Bally’s Tunica and the Las Vegas Hilton are all Resorts International casinos affiliated through Colony Capital LLC and Nicholas L. Ribis. Colony Capital LLC is a private investment firm whose affiliates are licensed in four gaming jurisdictions: New Jersey, Nevada, Indiana and Mississippi.

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For more information, contact:

Brian Cahill, 609.340.6432